===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        PREMIER NATIONAL BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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

               [PREMIER NATIONAL BANCORP, INC LOGO APPEARS HERE]

                                                             April 5, 1999



Dear Shareholder:

         We are pleased to enclose your Notice of Annual Meeting of Shareholders, Proxy Statement, and proxy for the Annual Meeting of Shareholders of Premier National Bancorp, Inc. to be held on Thursday May 13, 1999, at 9:00 a.m. Eastern Time at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York.

         The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person.

         We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.


Sincerely,


/s/ T. Jefferson Cunningham III                  /s/ Peter Van Kleeck
-------------------------------                  ------------------------------
T. Jefferson Cunningham III                      Peter Van Kleeck
Chairman                                         President

--------------------------------------------------------------------------------
                  289-291 MAIN MALL . POUGHKEEPSIE, NY 12601
        REPLY TO: P.O. BOX 310 . LaGRANGEVILLE, NY 12540 . 914-471-1711

               [PREMIER NATIONAL BANCORP, INC LOGO APPEARS HERE]




                                                       April 5, 1999



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1999


Dear Shareholder:

         Notice is hereby given that the Annual Meeting of Shareholders of Premier National Bancorp, Inc. will be held at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York, on Thursday, May 13, 1999 at 9:00 a.m. Eastern Time for the purpose of considering and acting upon the following matters:

         1. The election of six directors to serve a term of three years in each case until their successors are elected and qualified;

         2. The proposed amendment and restatement of the Company's 1995 Incentive Stock Plan as described in the accompanying proxy statement; and

         3. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         Shareholders of record of common stock at the close of business on April 5, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

         Your vote is important regardless of the number of shares you own. Even though you may plan to attend the Annual Meeting, you are requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the time that it is voted. Any shareholder present at the Annual Meeting or any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Annual Meeting.

         If you have any questions or require assistance, please call the undersigned at (914) 471-1711.

                                             By Order of the Board of Directors


                                             /s/ Robert Apple
                                             -------------------------------
                                             Robert Apple
                                             Corporate Secretary

               [PREMIER NATIONAL BANCORP, INC LOGO APPEARS HERE]

                                                                  April 5, 1999


                                 PROXY STATEMENT

                  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 13, 1999

         The enclosed proxy is being solicited by the Board of Directors of Premier National Bancorp, Inc. ("Corporation" or the "Company") for use at the Annual Meeting of shareholders to be held May 13, 1999, or at any adjournments or postponements thereof. The Annual Meeting will be held at 9:00 a.m. Eastern Time at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York.

         The proxy statement and form of proxy are being mailed to shareholders on or about April 9, 1999.

         The Board of Directors has fixed the close of business on April 5, 1999 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. On that date, there were 15,426,482 shares of the Corporation's common stock, $.80 par value per share ("Common Stock") issued and outstanding. The holders of the Common Stock are entitled to one vote per share. Shares may not be voted at the Annual Meeting unless the shareholder is present or represented by proxy. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

         All delivered and properly executed proxies will be voted at the Annual Meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named as nominees under "ELECTION OF DIRECTORS" and in favor of the proposed amendment and restatement of the Corporation's 1995 Stock Incentive Plan. The enclosed proxy is revocable at any time prior to the actual voting of such proxy by giving notice of such revocation, by delivering a later dated proxy or by vote of the shareholder in person at the Annual Meeting.


                    PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

Nominees for Director and Continuing Directors

         On July 17, 1998, Hudson Chartered Bancorp, Inc. ("Hudson Chartered") and Progressive Bank, Inc. ("Progressive") completed a "merger of equals" of the two companies. Progressive was merged into Hudson Chartered, and Progressive's bank subsidiary, Pawling Savings Bank, was merged into Hudson Chartered's bank subsidiary, First National Bank of the Hudson Valley. The surviving companies were renamed, respectively, Premier National Bancorp, Inc. and Premier National Bank (the "Bank").

         The Bylaws of the Corporation provide that the number of directors shall be not fewer than five nor more than twenty-five, as from time to time shall be determined by the Board of

Directors. The Board has acted to fix the total number of directors at nineteen from the date of the Annual Meeting. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves for a three-year term. Each Director shall serve until his successor shall have been elected and shall qualify, even though his or her term of office has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification.

         At the Annual Meeting, six nominees are to be elected as Class 1 directors for a term of three years. The Board's nominees for these positions are named in the table below. All of the nominees named below are now directors of the Corporation whose terms of office will expire with this annual meeting, with the exception of Archibald A. Smith III, who has agreed to stand for reelection at this meeting in order to more nearly equalize the number of Directors in each class. All of the nominees named below have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the proxy will be voted by the persons acting under the proxy in accordance with the recommendations of the Board of Directors, or the size of the Board may be reduced to eliminate such vacancy.

         Under the New York Business Corporation Law, directors shall be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees for director receiving the highest number of votes would be elected, regardless of whether such votes constitute a majority of the shares represented at the Annual Meeting. Broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares of Common Stock held in street name for customers accounts) will be counted as present for the purpose of determining the existence of a quorum but will not have an effect on the outcome of the vote for the election of directors.

         The Board of Directors recommends a vote "FOR" each of the Board's nominees for election as a director of the Corporation.

         The following table sets forth, for each nominee and each incumbent director whose term will continue after the Annual Meeting, the name of such person, his/her age on January 1, 1999, his/her principal occupation, and the year he/she first became a director of the Corporation or a predecessor. All nominees and continuing directors have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

                      Nominees for Terms to Expire in 2002

                                       Principal Occupation During                    Director
Name                      Age                 the Last 5 Years                          Since
----                      ---      ---------------------------------------              -----
Edward vK.                 63      Chairman of the Board and President, George          1984
Cunningham, Jr./1/                 Gale Foster Corporation (holding company);
                                   Partner (until January 1, 1995) and Counsel,
                                   Van DeWater & Van DeWater (Attorneys)

/1/ Messrs. E. vK. Cunningham, Jr. and T.J. Cunningham III are brothers.

Warren R. Marcus           61      President, Warren Marcus Associates, Inc. and        1993
                                   WRM Equity Management, Inc. (registered
                                   investment advisor)

John J. Page               60      President of H.G. Page and Sons (building            1986
                                   material supplier); Owner of John Page
                                   Development Co. (property management
                                   development company)

Archibald A. Smith III     49      Headmaster at the Trinity Pawling School             1995
                                   (independent boys college prepatory school)

David A. Swinden           66      Executive Vice President of Imperial Schrade         1994
                                   Corp. (manufacturing company)

John C. VanWormer          50      Executive Vice President of the Corporation;         1985
                                   Vice Chairman of Premier National Bank

                                        Directors Continuing in Office

                                   Principal Occupation During                        Director     Term
Name                      Age             the Last 5 Years                             Since      Expires
----                      ---      ---------------------------------------            --------    -------
Elizabeth P. Allen         56      Director of Guideposts, Inc. (not for                1986      2000
                                   profit church corporation)

Thomas C. Aposporos        46      Principal at Aposporos and Son                       1988      2000
                                   (licensed real estate brokers)

Robert M. Bowman           67      Retired Regional Manager, H.P. Hood
                                   Inc. (dairy products)                                1985      2001

H. Todd Brinckerhoff       65      President, Brinckerhoff & Neuville, Inc.             1984      2001
                                   (insurance agency)

T. Jefferson               56      Chairman of the Board of the Corporation             1984      2001
Cunningham III/1/                  and Premier National Bank

Tyler Dann                 56      President, Wesfair Agency Inc. (insurance            1984      2000
                                   agency)

Thomas C.                  57      Partner, Vanacore, DeBenedictus, DiGiovanni          1998      2000
DeBenedictus                       & Weddell, LLP (accounting firm)

R. Abel Garraghan          56      President, R.W.  Garraghan, Inc. (real estate        1991      2001
                                   holding company); Chairman of the Board,
                                   Heritagenergy (home heating oil distributor)

Richard T. Hazzard         55      President of Lyman A. Beecher, Inc. d/b/a            1986      2001
                                   Beecher Funeral Home and Dwyer Funeral
                                   Home

Richard Novik              58      President of Clear Channel Communications,           1986      2001
                                   International (telecommunications company);
                                   Owner and President of WKIP Broadcasting
                                   and Dutchess Communications from 1987 to
                                   March 1997

Lewis J. Ruge              60      Chairman and President, Ruge's Oldsmobile            1985      2000
                                   Inc. (automobile dealer)

Roger W. Smith             58      President of Pawling Corporation                     1992      2001
                                   (manufacturer of rubber and plastic
                                   products)

Peter Van Kleeck           64      President and Chief Executive Officer of             1990      2000
                                   the Corporation and Premier National Bank


Board and Committees

         Committees of the Corporation's Board of Directors include an Audit Committee, a Personnel and Compensation Committee, an Executive Committee and a Nominating Committee. Each committee is a joint committee with the Board of Directors of the Bank.

         The Audit Committee is responsible for monitoring and reviewing the systems of internal control and the internal and external audit functions. The Audit Committee reviews with the Corporation's independent auditor significant accounting policies, the Corporation's compliance with laws and regulations and assessments of the adequacy of internal controls. The Audit Committee also monitors the audit department and loan review department, and oversees management's policies with respect to internal controls. The Committee also reviews all regulatory financial filings. The committee is presently comprised of David A. Swinden (Chairman), Thomas C. DeBenedictus, R. Abel Garraghan, Lewis
J. Ruge, Archibald A. Smith III and Roger W. Smith. Since the merger date, the Audit Committee met four times in 1998.

         The Personnel and Compensation Committee is responsible for setting and maintaining the Company's employment policies and procedures, a performance appraisal system, and the Company's compensation policies. See "COMPENSATION OF EXECUTIVE OFFICERS - Personnel and Compensation Committee Report on Executive Compensation." The committee is presently comprised of Thomas C. Aposporos (Chairman), Robert M. Bowman, H. Todd Brinckerhoff, Richard T. Hazzard, Lewis J. Ruge and Roger W. Smith. Since the merger date, the Personnel and Compensation Committee met five times in 1998.

         The Executive Committee has the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board. The committee is presently comprised of T. Jefferson Cunningham III (Chairman), Thomas C. Aposporos, Elizabeth P. Allen, H. Todd Brinckerhoff, George M. Coulter (who is not standing for reelection), Edward vK. Cunningham, Jr., Lewis J. Ruge, Roger W. Smith, Peter Van Kleeck and John C. VanWormer. Since the merger date, the Executive Committee met six times in 1998.

         The Nominating Committee is responsible for recommending candidates to the Board for all directorships to be filled by the shareholders or between annual meetings by the Board. In making its recommendations, they consider candidates for directorships proposed by its members and, by any other director or any shareholder. The Nominating Committee may also recommend to the Board nominees to fill seats on board committees. The committee is presently comprised of Richard Novik (Chairman), H. Todd Brinckerhoff, Edward vK. Cunningham, Jr., T. Jefferson Cunningham III, Tyler Dann, John J. Page, David A. Swinden and Peter Van Kleeck. The Nominating Committee met early in 1999 to consider nominees for election at the Annual Meeting.

         The Board of Directors of the Corporation met six times in 1998. In 1998, each director attended at least 75% of the combined total meetings of the Board of Directors and meetings of each committee on which such director served.

Compensation of Directors

         Each director of the Corporation serves on the Board of Directors of the Bank. Directors receive an annual retainer fee of $15,000 for their service on the Board of the Bank and do not receive any additional compensation for their service on the Board of the Corporation. Members of committees of the Board of Directors of the Bank, except directors who are employees, receive fees of $500 for each meeting attended and the Chairman of each committee receives fees of $750 for each such meeting attended.

         Under a Deferred Compensation Plan that covers directors and selected executives, a director may elect to defer all or part of the director's board and committee fees until termination of service as a director. Such deferred amounts may be hypothetically invested in a group of mutual funds or in a phantom stock investment that appreciates or depreciates in the identical manner as does the Corporation's Common Stock. Officers with a title of Senior Vice President or above are also permitted to participate in the Plan and may elect to defer a specified percentage of their base salaries and cash bonuses. Benefits under the Deferred Compensation Plan are partially funded by contributions to a trust.

         Former directors (who are not officers) of Progressive are entitled to receive upon retirement, a sum currently equal to $5,000 for every year of credited service since 1986, subject to a maximum of $75,000. The accrued benefits under this plan were frozen in connection with the merger, except that two directors will continue to be credited with service for purposes of determining whether they complete the five year service requirement for becoming vested. Former First Hudson Valley directors are entitled to receive a severance benefit, in the event of loss of office in connection with a change in control, equal to one twelfth of the then current annual Board retainer fee, per year of prior service, subject to a minimum of one year's fee.

                               PROPOSAL NUMBER 2:
                   AMENDMENT OF THE 1995 INCENTIVE STOCK PLAN

         The purpose of the 1995 Incentive Stock Plan is to assist the Corporation and its subsidiaries in attracting, retaining, and providing incentives to key individuals who serve the Corporation and its subsidiaries by offering them the opportunity to acquire or increase their proprietary interest in the Corporation and to promote the identification of their interests with those of the shareholders of the Corporation.

         The Corporation is asking the shareholders to approve the Corporation's 1995 Incentive Stock Plan, as amended and restated, as described below. The Board of Directors approved the amended and restated 1995 Incentive Stock Plan ("Amended Plan") on March 25, 1999, subject to the shareholder approval solicited by this proxy statement. The Amended Plan will amend, restate and continue the Corporation's current 1995 Incentive Stock Plan. The amendments made to the 1995 Incentive Stock Plan pursuant to adoption of the Amended Plan are herein referred to as the "1999 Amendments." If the Amended Plan is not approved, the 1995 Incentive Stock Plan will continue in effect in its present form.

Description of and Reasons for the 1999 Amendments

         Hudson Chartered adopted the 1995 Incentive Stock Plan prior to the "merger of equals" that created the Corporation. The 1995 Incentive Stock Plan replaced stock-based compensation plans of a predecessor corporation to Hudson Chartered. The principal purposes of the 1999 Amendments is to respond to changes in circumstances occasioned by the merger and to increase the Board's flexibility in administering the Plan. Some of the Corporation's predecessors permitted the granting of options to non-employee directors, while others did not.

         Plan Eligibility. The 1995 Incentive Stock Plan permits grants and awards of stock options, stock appreciation rights, restricted stock and incentive shares (collectively, "Awards") to officers or key employees of the Corporation or a subsidiary. The Board of Directors believes that the ability to make Awards under the plan has enhanced the Corporation's ability to attract and retain such qualified officers and key employees. The Board of Directors further believes that is in the best interests of the Corporation and its shareholders to recognize, through appropriate stock incentives, the contributions of a wider group of individuals in the success of the Corporation. Accordingly, the 1999 Amendments will revise the plan to also allow the grant of nonqualified stock options to non-employee directors. It also allows the grant of all types of Awards to persons hired to be employees of the Corporation or a subsidiary and who the Personnel and Compensation Committee determines will be officers or key employees upon commencement of employment, and consultants or independent contractors to the Corporation or a subsidiary who are determined to render key services. The Amended Plan provides that the Board of Directors, rather than a committee of the Board of Directors, would administer the plan and the grant of options thereunder with respect to grants of nonqualified stock options to non-employee directors.

         In determining to include non-employee directors among the persons eligible to receive nonqualified stock options, the Board of Directors wished to equalize the treatment among non-employee directors of the various predecessor corporations and encourage non-employee directors to exercise outstanding options and thereby reduce the number of outstanding stock options. The Board of Directors plans to grant nonqualified stock options to eligible non-employee directors on an annual basis. However, it is currently contemplated that a non-employee director would not receive an annual stock option grant if, at the time of the grant, the non-employee director holds a stock option granted before 1999 that has not been exercised in full. With respect to non-employee directors who are eligible to receive a stock option grant for a particular year, it is currently planned that the number of shares covered by each option granted to an eligible director would be equal to the product of (a) the total number of non-employee directors, and (b) 1,000, divided by (c) the total number of non-employee directors to receive option grants for that year, rounded to the one hundred shares.

         If the Amended Plan is approved by shareholders (and assuming that each of the nominees for election as a director is elected), the Corporation anticipates that the following non-employee directors, and all non-employee directors, as a group, will be granted stock options for a term, a vesting schedule and other terms established by the Board of Directors, covering the number of shares indicated at an exercise price equal to the fair market value of the Common Stock at the date of grant.

                                New Plan Benefits
                 Amended and Restated 1995 Incentive Stock Plan

------------------------------------------- -----------------------------
                Name                          Shares Subject to Options
------------------------------------------- -----------------------------
Thomas C. Aposporos                                     2,300
------------------------------------------- -----------------------------
H. Todd Brinckerhoff                                    2,300
------------------------------------------- -----------------------------
Edward K. Cunningham, Jr.                               2,300
------------------------------------------- -----------------------------
Tyler Dann                                              2,300
------------------------------------------- -----------------------------
Thomas C. DeBenedictus                                  2,300
------------------------------------------- -----------------------------
R. Abel Garraghan                                       2,300
------------------------------------------- -----------------------------
Warren R. Marcus                                        2,300
------------------------------------------- -----------------------------
Non-employee directors as a group                      16,100
------------------------------------------- -----------------------------

         Number of Authorized Shares. At the time the 1995 Stock Incentive Plan was adopted, Hudson Chartered was less than half the size of the Corporation by virtually every measure. In order to reflect the increased size of the Corporation and to provide authorized shares for future grants, the 1999 Amendments will increase the number of shares of stock of the Corporation that are authorized for issuance under the Amended Plan from 1,429,170 shares (as adjusted for stock splits and stock dividends) to 2,000,000 shares. The Amended Plan provides for grants and awards of stock options, stock appreciation rights, restricted stock and incentive shares covering 2,000,000 shares of Common Stock, 1,105,984 of which are subject to outstanding Awards or have already been issued pursuant to the terms of prior Awards, leaving 894,016 shares available for Awards under the Amended Plan.

         Term of Plan. The 1999 Amendments will extend the term of the 1995 Incentive Stock Plan from March 31, 2005 until May 13, 2009 (that is, ten years from the date of the Annual Meeting).

         Award Limit. The 1999 Amendments will increase the aggregate unexercised award limit per participant from 142,917 shares (as adjusted for stock splits and stock dividends) to 200,000 shares (representing 10% of the total number of shares of Common Stock available for awards under the Amended
Plan).

         Other Changes. In addition to the changes described above, the 1999 Amendments reflect the change of the Corporation's name from Hudson Chartered to Premier National Bancorp, Inc., the listing of the Corporation's stock on the American Stock Exchange, and the elimination of certain requirements under former rules of the Securities and Exchange Commission.

Description of the Amended Plan

         The following summary of the material terms of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is available by writing Robert Apple, Corporate Secretary, Premier National Bancorp, Inc., 240 Route 55, P.O. Box 310, LaGrangeville, New York 12540-0310. Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the Amended Plan.

         Eligibility; Shares Available for Grants and Awards. The Amended Plan provides for grants and awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and incentive shares (collectively, "Awards") to officers, key employees, directors, persons hired to be employees of the Corporation or a subsidiary and who the Personnel and Compensation Committee determines will be officers or key employees upon commencement of employment, and consultants or independent contractors to the Corporation or a subsidiary who are determined to render key services. Non-employee directors are only eligible to receive grants of nonqualified stock options.

         Subject to the terms of the Amended Plan, if an option or right expires or terminates without having been fully exercised, or if shares of restricted stock or incentive shares are forfeited, the unissued or forfeited shares of Common Stock which had been covered thereby will become available for the grant of additional Awards under the Amended Plan. Upon the exercise of a right (regardless of whether such right is settled in cash or shares of Common Stock), the number of shares of Common Stock with respect to which the right is exercised will be charged against the number of shares available for Awards under the Amended Plan.

         Administration. Except with respect to non-employee directors, the Amended Plan is administered by the Personnel and Compensation Committee, which currently is comprised of six non-employee directors. With respect to non-employee directors, the Amended Plan is administered by the Board of Directors. The Report of the Personnel and Compensation Committee contains information pertaining to the current composition of the Personnel and Compensation Committee. Subject to the terms of the Amended Plan, the Personnel and Compensation Committee, and, with respect to non-employee directors, the Board, is authorized to determine eligibility, to make Awards, and to otherwise administer the Amended Plan.

         The Corporation's Board of Directors may terminate the Plan at any time and may amend it in any respect, except that no amendment, alteration or termination of the Amended Plan may be made by the Board of Directors without approval of (a) the Corporation's shareholders to the extent shareholder approval of an amendment is required to comply with the requirements of applicable law, regulation or American Stock Exchange policy; and (b) each affected Participant if such amendment, alteration or termination would impair the rights of a Participant under any prior Award. The Amended Plan will terminate on May 13, 2009. The Amended Plan will remain in effect after its termination for the purpose of administering outstanding Awards.

         Except as otherwise provided by the Committee, Awards under the Amended Plan are not transferable other than by will, or by the laws of descent and distribution. Awards under the Amended Plan generally may be exercised only by the Participant during his lifetime or, in the event of legal disability, by his legal representative.

         Limits on Aggregate Awards. The Amended Plan limits the number of shares of Common Stock with respect to which any employee may receive Awards (which remain unexercised) during the term of the Amended Plan to 200,000 shares, subject to adjustment for stock dividends, recapitalizations, combinations, or the like, reduced by the number of shares of Common Stock covered by options granted to the employee under certain stock option plans previously maintained by the Corporation or entities acquired by the Corporation that are outstanding as of the date of the Award. Under current tax law requirements, to the extent that the aggregate fair market value of stock with respect to which incentive stock options granted under the Amended Plan are exercisable for the first time by an employee during any calendar year exceeds $100,000 (determined at the time of the grant of the option), the option will not be treated as an incentive stock option for federal income tax purposes.

         Stock Options. The Amended Plan authorizes the grant of nonqualified stock options and incentive stock options. The exercise of an option permits the optionee to purchase shares of Common Stock from the Corporation at a specified exercise price per share. Options granted under the Amended Plan are exercisable upon such terms and conditions as the Personnel and

Compensation Committee, or in the case of non-employee directors, the Board of Directors, shall determine.

         The exercise price per share and manner of payment for shares purchased pursuant to options are determined by the Personnel and Compensation Committee or the Board, subject to the terms of the Amended Plan. The per share exercise price of all options granted under the Amended Plan may not be less than the fair market value per share of the Common Stock at the time of the grant, except that incentive stock options granted to an employee who is a 10% shareholder (after applying certain stock ownership attribution rules) may not have an exercise price less than 110% of such fair market value.

         The Amended Plan provides that the term during which options granted may be exercised shall be determined by the Personnel and Compensation Committee or the Board, except that no option may be exercised after ten years (five years in the case of incentive stock options granted to an employee who is a 10% shareholder after applying certain stock ownership attribution rules) following its date of grant.

         Stock Appreciation Rights. The Amended Plan authorizes the Personnel and Compensation Committee to grant stock appreciation rights in connection with, and at the same time as, the grant of an option under the Amended Plan or by amendment of an outstanding option granted under the Amended Plan ("related rights"). Stock appreciation rights may also be granted independently of any option granted under the Amended Plan ("nonrelated rights"). Subject to the terms of a particular grant, a stock appreciation right entitles the grantee upon exercise to elect to receive in cash, Common Stock or a combination thereof, the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over the fair market value of such number of shares of Common Stock at the date of grant, or, in the case of a related right, the exercise price provided in the related option. The period during which a right may be exercised is determined by the Personnel and Compensation Committee, but a right may not be exercised after ten years from the date of grant or, in the case of a related right, the expiration of the related option.

         Restricted Stock. Restricted stock awards consist of shares of Common Stock awarded without payment of cash consideration by the grantee, unless otherwise specified in the agreement relating thereto, that are restricted against transfer, subject to forfeiture and subject to such other terms, conditions and restrictions, for such period or periods as shall be determined by the Personnel and Compensation Committee. Such terms may provide, in the discretion of the Personnel and Compensation Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more Performance Goals established by the Personnel and Compensation Committee and specified in the agreement. The Performance Goals may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Personnel and Compensation Committee and specified in the agreement. The goals may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated.

         Restricted stock awarded under the Amended Plan and the right to vote shares of such restricted stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered during the restriction period. With the exception of these restrictions upon transfer, the recipient of a restricted stock award has all other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote shares awarded.

         Incentive Shares. Incentive shares awarded under the Amended Plan are contingent awards of shares of Common Stock that may be issued subject to achievement of such Performance Goals (as described above with respect to restricted stock awards) or other goals and on such other terms and conditions as the Personnel and Compensation Committee deems appropriate and specifies in the agreement relating thereto. Unlike in the case of restricted stock, shares of Common Stock would not be issued immediately pursuant to incentive share awards, but instead would be issued upon the achievement or satisfaction of such Performance Goals or other goals or terms and conditions. Accordingly, a person who has received an award of incentive shares may not vote or receive dividends with respect to the shares of Common Stock subject to the award until such shares are issued upon the achievement or satisfaction of such Performance Goals or other goals or terms and conditions. The grantee would not have to pay any cash consideration to the Corporation upon the award of incentive shares or upon the issuance of the shares of Common Stock pursuant to the award.

Summary of Certain Federal Income Tax Consequences.

         The following discussion briefly summarizes certain federal income tax aspects of stock options, stock appreciation rights, restricted stock and incentive shares granted or awarded under the Amended Plan. State and local tax consequences may differ.

         Incentive Stock Options. In general, an optionee is not required to recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax. Further, if an optionee does not exercise an incentive stock option within certain specified periods of time after termination of employment, the option is treated for federal income tax purposes in the same manner as a nonqualified stock option, as described below.

         Nonqualified Stock Options, Stock Appreciation Rights and Incentive Shares. An optionee or grantee generally is not required to recognize income on the grant of a nonqualified stock option or a stock appreciation right, or on the award of incentive shares. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or in the case of an award of incentive shares, on the date such shares are issued. In general, the amount of ordinary income required to be recognized, (a) in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and the fair market value of any shares received on the exercise date, and (c) in the case of an award of incentive shares, the fair market value of the shares on the date of issue.

         Restricted Stock. Shares of restricted stock awarded under the Amended Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the fair market value of the shares on such date. If a grantee makes a
Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the fair market value of the shares on the date of award. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

         Gain or Loss on Sale or Exchange of Amended Plan Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Amended Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), an optionee may be required to recognize ordinary income upon such disposition.

         Deductibility by Corporation. The Corporation generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if an optionee is required to recognize income as a result of a disqualifying disposition, the Corporation will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, an award of incentive shares, or a grant of restricted stock, at the same time the optionee or grantee is required to recognize ordinary income, the Corporation generally will be allowed a deduction in an amount equal to the amount of ordinary income so recognized, provided certain federal income tax reporting requirements are satisfied.

         Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent it exceeds $1 million for the taxable year. The Amended Plan has been designed to allow the Personnel and Compensation Committee to make awards under the plan that qualify under an exception to the deduction limit for "performance-based compensation."

Accounting Treatment

         Under current accounting principles, neither the grant nor the exercise of an incentive stock option or a nonqualified stock option under the Amended Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings. The Corporation is required to disclose in a footnote to its financial statements the pro forma effects of stock-based compensation arrangements on net income and earnings per share, based on the estimated grant date fair value of stock options that are expected to vest.

         On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of Accounting Principles Board Opinion ("APBO") No. 25, Accounting for Stock Issued to Employees. The proposed interpretation of APBO No. 25, entitled "Accounting for Certain Transactions Involving Stock Compensation, is expected to become effective in September 1999. One of the issues addressed by the proposed interpretation is whether APBO No. 25 applies to stock-based compensation granted to independent members of an entity's board of directors. If APBO No. 25 does not apply to these directors, then issuances of equity securities to them would be accounted for under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which for public companies, for example, requires the fair value (and associated cost of compensation) of a stock option to be estimated using an appropriate option-pricing model. To the extent options granted to independent directors after December 15, 1998 are not fully vested at the effective date of the interpretation, a pro rata portion of the fair value of the options would be charged to compensation expense at the date the interpretation becomes effective. Under APBO No. 25, grants of stock options to directors generally have not required recognition of compensation expenses in cases where the exercise price of the option equaled or exceeded the fair value of the underlying securities at the date of grant.

         Stock appreciation rights require a charge against the earnings of the Corporation each accounting period to reflect appreciation in the value of such rights. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of Common Stock on the date of grant, and the current market price of Common Stock. In the event of a decline in the market price of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

         Restricted stock and incentive shares require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at the time of issuance.

Approval of the Amended Plan

         Approval of the Amended Plan requires the affirmative vote of the holders of a majority of the votes cast at the meeting. An abstention or a broker non-vote with respect to approving the Amended Plan will not constitute a vote cast and therefore will not affect the outcome of the vote.

         The Board of Directors recommends a vote "FOR" approval of the Amended Plan.


                       COMPENSATION OF EXECUTIVE OFFICERS

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE
                        OF PREMIER NATIONAL BANCORP, INC.


         The Personnel and Compensation Committee (the "Committee") is elected by the Board of Directors of the Company and serves both the Company and the Bank. It is comprised of six Directors, all of whom are Directors of both the Company and the Bank. No member of the Committee is an officer of the Company or the Bank. The Chairman of the Board, the President and Chief Executive Officer and the Senior Vice President for Human Resources attend meetings as staff to the Committee, but are excused when discussions occur and decisions are made which may concern their performance evaluation, or the terms and conditions of their employment and their compensation.

         The Committee met five times in 1998 (subsequent to the merger) and also in January and February of 1999. The Company is charged by the Board of Directors with responsibility for developing and monitoring a comprehensive compensation program for the Company, reviewing the Company's Human Resources policies and procedures and approving the compensation of all members of the Management Committee (or equivalent) (which consists of senior officers) of the Company and the Bank.

         General guidelines exist for compensation policy within the Company and the Bank. The policy is designed to attract quality management and employees by providing competitive levels of compensation which relate pay to performance, to recognize significant individual contributions to the Company's profitability, and to link the interests of management and shareholders.

Executive Compensation Policies

         The following general principles guide the implementation of compensation policy with regard to executive officers:

 .        Executive officer base salary ranges for each position are and will be based upon regular analysis of salary practices of peer banks for positions of a similar scope of responsibility and job complexity, considering financial institutions of similar size, geographic market and business makeup to the Company. Competitive ranges are targeted to be at or above the mean of peer group ranges. The peer group banks chosen for purposes of researching comparative compensation is entirely separate and distinct from the peer group established for stock price performance comparison (as set forth in the Performance Graph appearing in this proxy statement). Peer group banks used for compensation comparison tend to be greater in number and geographic diversity than the banks used to compare stock performance, although some banks may be in both peer groups.

 .        Executive officer base salary levels within specific ranges are based upon the individual's performance rating and the compensation practices of the peer group. Formal salary reviews are conducted not more frequently than every twelve months.

 .        Executive officer annual bonus payments of up to 30% of the officer's annual base salary may be awarded by the Committee based upon an annual subjective assessment of the individual's performance against both qualitative and quantitative position specific goals as well as the overall performance of the Company and the Bank.

 .        Stock options may be granted by the Committee to senior officers under the Company's 1995 Incentive Stock Plan. Stock option grants are generally considered for those officers who hold positions of significant responsibility (level of vice president or higher) and the number of shares covered by such grants take into account title, individual responsibilities and the compensation practices of the Company's peers. The Committee, in its discretion, determines the type and amount of such stock option grants. It is currently expected that such grants will continue to be comprised principally of incentive stock options granted annually and based upon both an assessment of the individual's performance and the amount of previously awarded and unexercised options the individual holds.

 .        Executive officer long term incentive awards (granted in cash or options, restricted stock, stock appreciation rights or incentive stock under the Company's 1995 Incentive Stock Plan) will be based upon the individual's performance against agreed goals over a selected strategic planning period. Awards to the Chairman of the Board and the President are expected to be principally based on the Company's achievement of return on equity goals as approved by the Board of Directors.

1998 Compensation Matters

         The executive officers of the Company served as executive officers of the constituent corporations prior to the merger. Coincident with the merger, the Company entered into employment agreements with Mr. Cunningham and Mr. Van Kleeck, substantially in the form set out in the merger proxy. Each of the agreements has a three-year term, subject to annual one-year extensions.

         The Committee approved wage and salary guidelines for all employees in accordance with the recommendations of the compensation study it commissioned from a nationally recognized compensation consulting firm. This comprehensive study includes a salary compensation structure for twenty-one grades and provides a performance appraisal program as well as guidelines for merit increases and promotional increases.

         Salary Administration. At various meetings of the Committee post merger, the Committee approved salary increases for members of the Bank's Management Committee (or equivalent rank) in conjunction with the officers' regularly scheduled annual performance appraisals. Such increases were based upon written performance evaluations against position requirements and/or budgeted goals and specific recommendations for salary increases within the Company's approved performance-based salary increase matrix. Certain officers also benefited from repositioning increases to reflect the new salary ranges set in conjunction with the compensation study. Messrs. Cunningham and Van Kleeck's salaries for 1998 were as set out in their employment contracts executed in connection with the merger at the same level in effect prior to the merger. In January 1999, Mr. Van Kleeck's salary was increased by ten percent from $272,000 to $300,000 in connection with a written performance appraisal which took into consideration his performance at Pawling Savings Bank relative to its budget for 1998 up to the merger date, his performance in achieving the negotiation and implementation of the merger, his performance since the merger in achieving merger objectives, his position within his approved salary range, and that he had voluntarily foregone an increase of 8% awarded by the Progressive Compensation Committee in 1997.
Mr. Cunningham's salary for 1999 has not yet been reviewed by the Committee.

         Bonus Payments. In December 1998, executive management recommended, and the Committee approved, year end bonuses to management (other than Management Committee members) totaling $277,700 in respect of their 1998 performance. In selected cases, such bonuses included a special merger bonus which represented either 5% or 10% of their salary, depending on their degree of involvement in and contribution to the merger. The performance element was determined based upon their supervisor's rating of the individual's performance in their position during 1998. Performance awards, as a percentage of salary, ranged from 0% for standard performance, 5-15% for above standard performance and 10-30% for outstanding performance. In January 1999, applying the same concepts, the Committee also approved individual merger and performance bonuses totaling $196,000 to members of the Bank's Management Committee. In February 1999, the Committee awarded Mr. Cunningham and Mr. Van Kleeck bonuses of $25,000 and $27,200, respectively, for their work in connection with the merger, representing 10% of their salaries. The Committee also approved a performance bonus for Mr. Van Kleeck of 15% of the mid point of his approved salary range (or $43,000), based upon the evaluation used in establishing his 1999 salary level. In the case of Mr. Cunningham, the Committee made its own determination of his performance during 1998, considering such factors as the performance of Hudson Chartered pre merger, the performance of the Board of Directors post merger, the performance of the merged Company post merger relative to both their combined historic budgets and the merger budget, the performance of the divisions under his supervision post merger, the results of regulatory and external audits and the relative performance of the share price post merger. The Committee did not formally weigh any of these factors, but determined that his overall performance during 1998 warranted a bonus of approximately 16% of salary (or $40,000).

         Stock Options. In August 1998, the Committee approved both stock option grants (144,000) and stock appreciation rights (90,000) based upon a strike price of $21.275 for certain executive and senior officers of the Company. Although the market price of the Company's stock on the date of the grants was $17.375 per share, it was deemed appropriate by the Committee to grant the options and stock appreciation rights with an exercise price (or base price in the case of stock appreciation rights) of $21.275, which is the price as calculated under the Company's dividend reinvestment plan for shareholders investing their July 1998 dividends in additional shares of common stock in the Company. Individual stock options were granted under the administrative policies of the former Hudson Chartered Bancorp 1995-2000 Option Plan. The Hudson Chartered Bancorp 1995-2000 Option Plan is a policy administered by the Compensation Committee of the Board with respect to the grant of stock options to officers. It established option target levels for each level of officer from Vice President (or equivalent) and above. The range of such targets is from 10,000 to 25,000 depending on title level. Initial grants may only be received by incumbents with at least one year's experience in their position and a performance rating of "satisfactory" or better and can be up to 40% of targeted levels. Subsequent grants are considered annually and only those officers rated "above standard" or higher are eligible for further awards. Options granted under this plan are generally incentive stock options with five year expiration dates. Stock appreciation rights were also granted to certain executive officers in order to balance the equity incentive position of the continuing officers in the ongoing Company. In this connection, the Committee awarded Mr. Cunningham 4,700 five year options and 40,000 ten year SARs.

         Employment Contracts. The Committee approved a standardized employment contract to be utilized for executive vice presidents (or equivalents). These agreements provide specific terms of employment, including a non compete provision and certain benefits in the event of termination without cause (as defined in the agreement) before or following a change in control. Such agreements have been executed by four officers, effective April 1, 1999 (replacing their prior contracts of employment in the case of two of them). A Change in Control Severance Pay Plan was also approved for all employees of the Company. Under this plan, which is activated by a change in control only, all employees are essentially provided with certain minimum and maximum periods of salary and benefit continuation depending on title level and years of experience with the Company.

         The Personnel and Compensation Committee of the Board of Directors as constituted on March 9, 1999 prepared this report.

Thomas C. Aposporos, Chairman
Robert M. Bowman
H. Todd Brinckerhoff
Richard T. Hazzard
Lewis J. Ruge
Roger W. Smith


Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee, other directors, executive officers, and their associates are, as they have been in the past, customers of, and have had transactions with, the Bank and its predecessors. Additional transactions may be expected to take place in the future between such persons and the Bank. Any loans from the Bank to such persons and their associates outstanding at any time were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility and did not present other unfavorable features to the Corporation or the Bank.

         During 1998, the Bank paid gross insurance premiums in the amount of $389,763 to Brinckerhoff & Neuville, Inc., a company owned by H. Todd Brinckerhoff, a director of the Corporation and member of the Personnel and Compensation Committee.

         During 1998, the Corporation and its subsidiaries retained the law firm of Van DeWater & Van DeWater. Mr. E. vK. Cunningham, Jr., a director of the Corporation, is "of counsel" to such firm and not a partner. The Corporation paid the law firm of Van DeWater & Van DeWater an aggregate of $265,330 during 1998 for legal services rendered. The Corporation plans to continue to retain Van DeWater & Van DeWater during 1999.

         During 1998, the Bank paid North Front Street Realty, Inc., a company owned by R. Abel Garraghan, a director of the Corporation, $112,327 for lease and related payments on a branch office and its parking lot.


                           SUMMARY COMPENSATION TABLE

         The Summary Compensation Table shows, for 1996 through 1998, the compensation paid or awarded to T. Jefferson Cunningham III, the Corporation's Chairman and its Chief Executive Officer prior to the merger, Peter Van Kleeck, its current Chief Executive Officer, and the Corporation's other three most highly compensated executive officers, of either the Corporation or its predecessors prior to the merger. The inclusion of the five executive officers in this group was based on salary and bonus earned during 1998. The five executive officers are referred to collectively as the Corporation's "named executive officers." Each named executive officer has held the position indicated, or a similar position with the Corporation or one of its predecessors, for the past five years, unless otherwise indicated.


                                                                 Annual                  Long-Term
                                                              Compensation/1/           Compensation
                                                         -----------------------    ---------------------
                                                                                    Securities Underlying         All Other
Name & Principal Position                         Year   Salary ($)    Bonus ($)      Options/SARs (#)/2/    Compensation ($)/3/
-------------------------                         ----   ----------    ---------    ---------------------    -------------------
T. JEFFERSON CUNNINGHAM III/4/                    1998    254,807       65,000             49,170                 52,152
Chairman, Premier National Bancorp, Inc.          1997    232,180       75,000             19,800                 41,305
and Premier National Bank                         1996    218,000       35,000             59,895                 35,722

PETER VAN KLEECK/4/                               1998    277,744       70,200            30,0305                 50,628
President and Chief Executive Officer,            1997    273,355       87,801             30,030                 28,518
Premier National Bancorp, Inc. and Premier        1996    262,073       80,942             30,030                 28,704
National Bank

JOHN C. VANWORMER                                 1998    224,230       36,000             18,700                 48,201
Executive Vice President                          1997    209,000       55,000             17,325                 39,607
Premier National Bancorp, Inc.; Vice              1996    198,000       28,000              -0-                   37,478
Chairman, Premier National Bank

ROBERT A. GABRIELSEN                              1998    164,819       28,000            17,0175                 11,903
Vice President                                    1997    148,221       40,391             15,015                  9,047
Premier National Bancorp, Inc.;                   1996    134,934       37,299             12,012                  6,960
Executive Vice President
Premier National Bank

PAUL A. MAISCH                                    1998    123,240       31,500            44,000                  14,946
Treasurer, Chief Financial Officer and            1997    115,217       25,000             8,250                  12,969
Chief Accounting Officer,                         1996    105,000       13,000            13,068                  22,071
Premier National Bancorp, Inc.;
Executive Vice President
Premier National Bank

---------------------------------

   /1/ None of the named executive officers received perquisites or other personal benefits, securities, or property which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year.
   /2/ Amounts are adjusted for the 10% stock dividend paid in January 1999 and as to Messrs. Van Kleeck and Gabrielsen are adjusted to give effect to the merger conversion ratio of 1.82 shares of Common Stock for each share of Progressive common stock.
   /3/ The amount shown includes director fees in 1998 of $13,750 for Mr. Cunningham, $6,250 for Mr. Van Kleeck and $13,750 for Mr. VanWormer. The amount also includes contributions in 1998 to the Company's 401(k) retirement plan in the following amounts: $6,022 for Mr. Cunningham; $1,945 for Mr. Van Kleeck; $5,475 for Mr. VanWormer; $1,903 for Mr. Gabrielsen; and $6,000 for Mr. Maisch. The amount also includes premiums for life insurance to fund the Executive Supplemental Income Plan in 1998 for Mr. VanWormer of $4,831. The amount also includes amounts credited under the Company's supplemental employee retirement plan ("SRP" and "SERP") in 1998 in the following amounts: $23,130 for Mr. Cunningham; $26,433 for Mr. Van Kleeck; and $14,145 for Mr. VanWormer. Finally, the amount shown also includes allocations during 1998 under the Company's tax-qualified defined benefit pension plan of: $10,000 for Mr. Cunningham; $16,000 for Mr. Van Kleeck; $10,000 for Mr. VanWormer; $10,000 for Mr. Gabrielsen; and $8,946 for Mr. Maisch.
   /4/ See "COMPENSATION OF EXECUTIVE OFFICERS -- Personnel and Compensation Committee Report on Executive Compensation -- Stock Options."
   /5/ Options granted by Progressive in January 1998 with respect to 1997 performance.

                            OPTION/SAR GRANTS IN 1998

         The following table sets forth the grants of options and Stock Appreciation Rights (SARs) in 1998 to the named executive officers.


                                          Individual Grants
                            ------------------------------------------------------------
                                               Percent of                                     Potential Realizable
                                               Total                                            Value at Assumed
                            Number of          Options/                                      Annual Rates of Stock
                            Securities         SARs            Exercise                        Price Appreciation
                            Underlying         Granted to      or Base                           for Option Term
                            Options/SARs       Employees       Price      Expiration     --------------------------------
Name                        Granted*           in 1998         ($/Sh)*       Date              5% ($)         10% ($)
----                        ------------       -----------     --------   ----------         --------       ---------
T. Jefferson                     5,170                         $19.34      09/30/2003          $4,232        $31,526
 Cunningham III/2/              44,000/1/                       19.34      09/30/2008         281,082        951,651
                            ----------
   Total                        49,170          13.2%
                                                                17.61
Peter Van Kleeck                30,030           8.1%                      04/24/2008         332,528        842,691

John C. VanWormer/2/              7,700                         19.34      09/30/2003           6,303         46,953
                                 11,000/1/                      19.34      09/30/2008          70,270        237,913
                            -----------
   Total                         18,700         5.07%

Robert Gabrielsen                17,017          4.6%           17.61      04/24/2008         188,433        477,525

Paul A. Maisch/2/                 7,700                         19.34      09/30/2003           6,303         46,953
                                36,3001                         19.34      09/30/2008         231,892        785,112
                            -----------
   Total                        44,000          11.9%

---------------------------------

/*/Adjusted for the 10% stock dividend paid in January 1999.

/1/Stock Appreciation Rights.

/2/Options to the noted individuals were granted at $19.34 per share, adjusted for the 10% stock dividend paid in January 1999. At that time, the market value of the Company's Common Stock was $15.80 per share, adjusted for the 10% stock dividend paid in January 1999. The options vest six months after the date of grant.

    See "COMPENSATION OF EXECUTIVE OFFICERS -- Personnel and Compensation Committee Report on Executive Compensation" and Footnote 5 to the Summary Compensation Table for further information on option grants in 1998.

                   AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                         1998 YEAR-END OPTION/SAR VALUES

         The following table sets forth the aggregated option and SAR exercises in 1998, and 1998 year-end values for options and SARs.


                                                             Number of Securities            Value of Unexercised
                                                            Underlying Unexercised       In-the-Money Options/SARs at
                                                             Options/SARs at 1998                    1998
                                                                   Year End/1/                    Year End/2/
                                                        ------------------------------- -----------------------------
                          Shares
                          Acquired        Value
          Name            on Exercise     Realized       Exercisable    Unexercisable    Exercisable    Unexercisable
          ----            -----------     --------       -----------    -------------    -----------    -------------
T. Jefferson Cunningham
III                           3,354         $29,292         79,695          49,170         $337,528          -0-
Peter Van Kleeck                 -0-            -0-        176,577             -0-        1,124,321          -0-
John C. Van Wormer            48,734        733,908         76,781          18,700          591,142          -0-
Robert Gabrielsen             10,877        153,622         84,084             -0-          514,580          -0-
Paul A. Maisch                 7,301        109,039         21,318          44,000           36,465          -0-

---------------------------------

/1/ Options have been adjusted for the 10% stock dividends paid in January 1996, 1997 and 1999 and the 50% stock dividend paid in October, 1997.

/2/ The value of the options was based upon the closing price of $16.875 of the Corporation's Common Stock on the American Stock Exchange on December 31, 1998, adjusted for the 10% stock dividend paid in January 1999.

Retirement Benefits

         The Corporation maintains a non-contributory pension plan ("Pension Plan" or "Plan") for employees. The Plan is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended and is qualified under Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund the total benefits payable to participants employed by them.

         Effective as of October 1, 1997, the Pension Plan was amended from being a "final average pay" defined benefit plan to become a "cash balance" defined benefit plan. As a result, benefits under the Plan are determined as follows: Effective October 1, 1997, a recordkeeping "account" was established for each participant. The initial account balance was determined as the present value of each participant's accrued benefit as of September 30, 1997, using the Plan provisions in effect on September 30, 1997. For each year after September 30, 1997, eligible participants receive contribution credits, expressed currently as five percent of Covered Earnings. In addition, employees who were at least age 55 and had at least 10 years of service as of October 1, 1997 will receive additional contribution credits equal to three percent of Covered Earnings. "Covered Earnings" is defined as an employee's total earnings (including paid bonuses).

         Participants also receive annual interest credits at the prevailing 30-year U.S. Treasury Bond rate. The accrued account balance available to participants in the Pension Plan can be no less than the actuarial present value of the benefit they had accrued as of September 30, 1997, under the Plan rules in effect as of that date.

         The Corporation also maintains a supplemental non-qualified pension plan (the "Supplemental Pension Plan") for Mr. Van Kleeck. The Supplemental Pension Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount that would be provided by the Pension Plan if no limits were applied. The Supplemental Pension Plan also recognizes deferred bonuses that were not included in the Pension Plan as Covered Earnings.

         The total retirement account balances accumulated at December 31, 1998 under the Pension Plan and the Supplemental Pension Plan payable for each of the named executive officers are as follows: Messrs. Cunningham $10,104; Van Kleeck $530,381, VanWormer $10,104, Gabrielsen $35,069, and Maisch $9,038.

         The Bank also maintains an Executive Supplemental Income Plan (the "ESI Plan") which is similar to a deferred compensation plan. The ESI Plan is no longer offered by the Corporation to new participants, but five officers are currently covered. The purpose of the ESI Plan is to provide certain officers of the Bank with supplemental retirement benefits which are payable in monthly installments over a 15 year period. Retirement age under the ESI Plan is 65, although employees with at least 15 years of service may retire at age 55 with the approval of the Board of Directors. The ESI Plan also provides for benefits to be paid in the event of death or disability. In the event of a change in control, as defined in the ESI Plan, employees who have attained age 55 may retire and receive actuarially reduced benefits under the ESI Plan without prior Board approval. Employees under age 55 who are terminated without just cause after a change in control may also receive actuarially reduced benefits under the ESI Plan. The ESI Plan utilizes specifically designed life insurance contracts for the payment of pre-retirement benefits and accrues for potential liability for the post-retirement benefits payable under the plan. Under the ESI Plan, Mr. VanWormer will be entitled to annual post-retirement benefits of $27,500.

Employment Agreements

         The Corporation has entered into employment agreements with Messrs. Cunningham and Van Kleeck. The agreements have three year terms and automatically extend at the end of each year for an additional year unless the Corporation notifies Messrs. Cunningham or Van Kleeck otherwise. Under the agreements, Mr. Cunningham's current annual base salary is $250,000, and Mr. Van Kleeck's annual base salary is $300,000. Their agreements also entitle them to participate in all employee plans, including participation in bonus awards and supplemental retirement plans. In the event that their employment terminates as the result of or within 90 days after a "Triggering Event" (defined to include the Corporation's termination of the executive without cause, a change in control, certain adverse changes in the executive's duties, certain adverse changes to the executive's compensation; and, solely in the case of Mr. Cunningham, the non-renewal of the terms of his agreement), the agreements require a termination payment of 299% of their base annual salary plus the amount of any discretionary bonuses paid within the previous 12 months, plus a "gross-up" payment to reimburse the executive for any golden parachute excise taxes incurred under Federal tax laws on payments and benefits that are treated as "excess parachute payments." In addition, the executive will be entitled to continued coverage under health , dental, and life insurance plans for up to three years; the immediate lapse of any restrictions on restricted shares issued to the executive; the immediate vesting of any performance shares issued to the executive; and any stock options granted to the executive will become immediately vested and exercisable. The agreements also provide that the Company will maintain a deferred compensation plan or arrangement that will allow Messrs. Van Kleeck and Cunningham to elect to defer a portion of their base salary and cash bonuses. In the case of Mr. Van Kleeck, his agreement further provides for deferred amounts to be contributed to a trust that funds the payment of benefits.

         Mr. Van Kleeck's employment agreement also provides that upon termination of his service as President and Chief Executive Officer of the Company (unless the termination occurs for certain reasons specified in his employment agreement), he will be entitled to serve as a consultant to the Company for five years, in consideration for which the Company will pay an annual consulting fee of $100,000, inclusive of the board retainer should Mr. Van Kleeck remain as a director. Mr. Van Kleeck (or his spouse or estate, as applicable) will be entitled to receive the annual consulting fee for the remaining term of the consulting period in the event that Mr. Van Kleeck is unable to perform the consulting services by reason of death or disability. The agreement provides for a lump sum cash payment to Mr. Van Kleeck in the amount of $300,000 if, after a change in control of the Company, Mr. Van Kleeck's consulting services are involuntarily terminated prior to the expiration of the five year consulting period.

         The Corporation has an employment agreement with John C. VanWormer which on July 1, 1998 was automatically renewed for another year. His annual base salary is $220,000. Mr. VanWormer's agreement entitles him to participate in all employee plans relating to pension, profit-sharing or other retirement benefits; medical insurance or other customary fringe benefits; and other group benefits. In the event of termination other than for cause, the agreement requires a termination payment of his salary for a one year period plus the unexpired amount of his contract compensation. In the event of a change in control, the agreement provides for a termination payment of the difference between (i) 2.99 times Mr. VanWormer's "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code"), and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code.

         As described in the Report of the Personnel and Compensation Committee, the Corporation and the Bank approved a standardized employment contract for Executive Vice Presidents (or equivalents). These agreements provide for specific terms of employment with one year automatic renewal periods. The contracts also contain a non-compete provision as well as providing for certain severance payments in the event the Company terminates the employee for reasons, other than cause, of one year's pay or two year's pay if such termination occurs within two years following a change in control. The Bank has entered into such an agreement with Paul A. Maisch, Chief Financial Officer, Treasurer & Chief Accounting Officer of the Corporation and Executive Vice President of the Bank. His annual base salary is $136,000.

         The Bank also entered into a Separation and Consulting Agreement with Robert Gabrielsen dated March 1, 1999 whereby his Executive Severance Agreement dated March 31, 1993 was terminated. In consideration of this new agreement, Mr. Gabrielsen has agreed that his last day of employment with the Bank will be July 23, 1999, and that he will continue acting in his capacity as the Bank's Director of Retail Banking until such time. During the employment period, the Bank will continue to provide Mr. Gabrielsen with compensation and employee benefits at the same level as was in effect immediately prior to the date of the Agreement. At the end of the employment period, the Bank will pay Mr. Gabrielsen (unless his employment is terminated by reason of his death, total disability or for cause) $421,211 in a lump sum within 10 business days after his last day of employment plus a portion of the cost of COBRA continuation coverage of group health benefits in an amount equal to the employer contribution for medical benefits coverage in effect immediately prior to Mr. Gabrielsens date of resignation. The Agreement further provides that the Bank will appoint Mr. Gabrielsen as a consultant commencing August 1, 1999 and continuing through July 31, 2000, for which the Bank will compensate him the total amount of $66,494, payable in equal monthly installments following the close of each month in which services are performed.

                                PERFORMANCE GRAPH

         The following graph shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five year period ended December 31, 1998 as compared to: (i) the S & P 500; and (ii) a peer group index (consisting of the following eight other New York bank holding companies with total assets of between $500 million and $1 billion: Arrow Financial Corporation, CNB Financial Corporation, FNB Rochester Corporation, Evergreen Bancorp, Inc., State Bancorp, Inc., Sterling Bancorp, Suffolk Bancorp, and Tompkins County Trustco, Inc. (the "1997 Peer Group") and
(iii) peer group of bank holding companies between $1 billion and $3 billion:
NBT Bancorp, Inc., Community Bank System, Inc., U.S.B. Holding Co. Inc., TrustCo Bank Corp. of NY, BSB Bancorp, Inc., JSB Financial Inc. and Flushing Financial (the "1998 Peer Group"). This latter peer group was created to reflect the increase asset size of the Company as a result of the July 1998 merger.

                              [GRAPH APPEARS HERE]

                                                                          Period Ending
                                           -------------------------------------------------------------------------
Index                                       12/31/93     12/31/94    12/31/95   12/31/96     12/31/97      12/31/98
--------------------------------------------------------------------------------------------------------------------
Premier National Bancorp Inc.                 100.00       115.25      126.29     223.75       299.00        248.11
S&P 500                                       100.00       101.32      139.39     171.26       228.42        293.69
Premier National Bancorp 1998 Peer Group      100.00       105.29      139.30     167.93       277.26        301.55
Premier National Bancorp 1997 Peer Group      100.00       113.36      154.88     191.82       314.15        339.29

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Directors and Executive Officers

         The following table sets forth as of March 1, 1999 information concerning beneficial ownership of the Corporation's Common Stock by each director, by each of the named executive officers, and by all directors and executive officers of the Corporation, as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC's rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual had the right to acquire within 60 days of March 1, 1999 through the exercise of any option, warrant or right. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the table.


                                             Amount and Nature of        Percent of
                       Name                  Beneficial Ownership/1/        Class
                       ----                  -----------------------     ----------
Elizabeth P. Allen                                    36,504                  *
Thomas C. Aposporos/15/                               31,182                  *
Robert M. Bowman/2/                                   55,743                  *
H. Todd Brinckerhoff/3/                               87,741                  *
George M. Coulter                                     58,458                  *
Edward vK. Cunningham, Jr./4/                        923,423                 5.64%
T. Jefferson Cunningham III/5/                     1,166,308                 7.12%
Tyler Dann/6/                                        405,346                 2.47%
Thomas C. DeBenedictus/7/                              2,850                  *
Robert Gabrielsen                                    106,971                  *
R. Abel Garraghan/8/                                  23,400                  *
Richard Hazzard                                       37,860                  *
Paul A. Maisch/9/                                     47,398                  *
Warren R. Marcus/10/                                 328,234                 2.00%
Richard Novik                                         34,047                  *
John J. Page/11/                                      60,019                  *
Lewis J. Ruge/12/                                     90,637                  *
Archibald A. Smith III                                23,123                  *
Roger W. Smith/13/                                    27,794                  *
David Swinden                                         22,486                  *
Peter Van Kleeck                                     245,367                 1.49%
John Charles VanWormer/14/                           214,125                 1.30%
Directors and executive officers as a group (26    3,201,246                19.49%
persons):

* Less than 1% of the class. At the close of business on March 1, 1999, there were 15,756,332 shares of Common Stock outstanding. Where necessary, percentages were calculated by adding shares subject to exercisable stock options to the shares of Common Stock outstanding.

/1/ Includes shares of Common Stock that could be acquired within 60 days pursuant to the exercise of stock options in the following amounts: Mrs. Allen, 21,621 shares; Mr. Bowman, 12,278 shares; Mr. T. J. Cunningham III, 84,865 shares; Mr. Gabrielsen, 84,084 shares; Mr. Hazzard, 21,621 shares; Mr. Maisch, 29,018 shares; Mr. Novik, 21,621 shares; Mr. Page, 21,621 shares; Mr. Ruge, 12,278 shares; Mr. Archibald A. Smith III, 21,621 shares; Mr. Roger W. Smith, 21,621 shares; Mr. Swinden, 20,120 shares; Mr. Van Kleeck, 176,577 shares; Mr. VanWormer, 84,481 shares; and all directors and executive officers as a group, 668,347 shares.

/2/ Includes 7,102 shares of Common Stock owned by Mr. Bowman's spouse and 6,422 shares of Common Stock owned by his daughter, as to which beneficial ownership is disclaimed. Also includes 1,679 shares of Common Stock held by a company owned by Mr. Bowman and 5,102 shares for which he is custodian for his grandchildren.

/3/ Includes 57,640 shares of Common Stock held by companies owned by Mr. Brinckerhoff.

/4/ Includes 28,535 shares of Common Stock held in family trusts of which Mr. E. vK. Cunningham, Jr. is trustee (which shares are also reflected as being beneficially owned by T. J. Cunningham III -- see note 5), 856,347 shares held by the George Gale Foster Corporation ("GGF"), a personal holding company of which Mr. E. vK. Cunningham, Jr. is chairman of the board of directors and president (which shares are also reflected as being beneficially owned by T. J. Cunningham III, Jr. -- see note 5), 35,787 shares held in retirement accounts, and 2,753 shares held by Mr. E. vK. Cunningham, Jr.'s spouse as to which beneficial ownership is disclaimed.

/5/ Includes 28,535 shares of Common Stock held in family trusts of which Mr. T.
J. Cunningham III has the right to qualify as trustee (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. -- see note
4), 856,347 shares held by GGF (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. -- see note 4), 20,814 shares held in the names of Mr. T. J. Cunningham III's spouse and children, 54,939 shares held in retirement accounts, and 1,075 shares of Common Stock allocated to Mr. T. J. Cunningham III under the Corporation's ESOP.

/6/ Includes 375,106 shares of Common Stock held in the names of several businesses with which Mr. Dann is associated, and 1,679 shares held by Mr. Dann's spouse.

/7/ Includes 275 shares of Common Stock held by Mr. DeBenedictus' spouse.

/8/ Includes 1,400 shares of Common Stock owned by Mr. Garraghan's spouse as custodian for a child, 2,801 shares owned by Mr. Garraghan's spouse, 2,800 shares owned by two children, and 2,801 shares held in a profit sharing plan trust.

/9/ Includes 4,380 shares of Common Stock held jointly with Mr. Maisch's mother, and 863 shares of Common Stock allocated to Mr. Maisch under the Corporation's ESOP.

/10/ Mr. Marcus is President of WRM Equity Management, Inc., a registered investment advisor, and reports sole voting and investment power as to 206,494 shares of Common Stock held on behalf of Mellon Trust Company as Trustee for a pension fund as to which Warren Marcus Associates, Inc. is a registered investment adviser. Also includes 5,603 shares of Common Stock owned by Warren Marcus Associates, Inc. Pension Trust, and 4,202 shares of Common Stock owned by Mr. Marcus' spouse as to which beneficial ownership is disclaimed.

/11/ Includes 19,012 shares of Common Stock held by Mr. Page's spouse and children.

/12/ Includes 15,217 shares of Common Stock owned by Mr. Ruge's spouse.

/13/ Includes 3,170 shares of Common Stock held in the name of Mr. Smith's children.

/14/ Includes 548 shares of Common Stock held in trust for the benefit of Mr. VanWormer, and 13,019 shares of Common Stock allocated to Mr. VanWormer under the Corporation's ESOP.

/15/ Includes 605 shares of common stock held by Mr. Aposporos' wife in an IRA account.


Security Ownership of Certain Beneficial Owners

         As of March 1, 1999, the following persons are known to the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock. The information set forth in the table is as reported in Schedules 13D as filed with the SEC, and other information provided to the Corporation.


    Name and Address                   Amount and Nature of          Percent of
    of Beneficial Owner                Beneficial Ownership            Class
    -------------------                --------------------          ----------
    George Gale Foster Corporation/1/           856,347                   5.43%
    c/o Van DeWater & Van DeWater
    Mill & Garden Streets
    P.O. Box 112
    Poughkeepsie, New York 12602

---------------------------------

/1/ GGF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, of which Mr. Edward vK. Cunningham, Jr. is Chairman of the Board and President, and Mr. T. Jefferson Cunningham III is a director and Vice President. See also the notes applicable to Mr. E. vK. Cunningham, Jr. and Mr.
T. J. Cunningham III in the table set forth under "Security Ownership of Directors and Executive Officers."

Certain Reports

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Corporation and the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. During 1998, to the best of the Corporation's knowledge, all required reports were filed on a timely basis. In making this statement, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports provided to the Corporation.

                              INDEPENDENT AUDITORS

         Deloitte & Touche LLP has been selected as the principal accountant to audit the financial statements of the Corporation for 1999.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                                  ANNUAL REPORT

         A copy of the Corporation's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1998 (without exhibits) accompanies this proxy statement. Copies of the exhibits to such report may be obtained upon request to Paul A. Maisch, Chief Financial Officer, Premier National Bancorp, Inc., Route 55, LaGrangeville, New York 12540. A reasonable expense may be charged for the furnishing of exhibits to the Form 10-K. The Annual Report on Form 10-K is not part of the proxy solicitation materials.

                             SOLICITATION OF PROXIES

         Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the common stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation.

               SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

         Under the Corporation's by-laws, shareholders may submit proposals to be considered for shareholder action at the 2000 annual meeting of shareholders or nominations for directors to be elected at the annual meeting of shareholders if they do so in accordance with the applicable time limits under SEC Rule 14a-8. Any such proposals must be in writing, contain the information specified by the by-laws, and be received by the Corporate Secretary of the Corporation no later than December 11, 1999. Any shareholder proposals or nominations for directors not submitted in accordance with these procedures will not be considered a proper subject for shareholder action.

                                  OTHER MATTERS

         The Board of Directors knows of no other business to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                             By Order of the Board of Directors

                                             /s/ Robert Apple
                                             -----------------------------------
                                             Robert Apple
                                             Corporate Secretary

                                     PROXY

                        PREMIER NATIONAL BANCORP, INC.

                 Annual Meeting of Shareholders - May 13, 1999

           This Proxy Solicited on Behalf of the Board of Directors
                       of Premier National Bancorp, Inc.

  KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Premier National Bancorp, Inc. (the "Corporation"), LaGrangeville, New York, does hereby nominate, constitute and appoint Robert Apple and Gerardina Mirtuono, and each of them, as true and lawful attorneys-in-fact (each of whom shall have full power of substitution) to vote all shares of Common Stock of the Corporation standing in the name on its books as of the close of business on April 5, 1999 at the Annual Meeting of Shareholders to be held on May 13, 1999, at 9:00 a.m., or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, as follows on the reverse.

SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

[X] Please mark
    votes as in
    this example.

  This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is given, this proxy will be voted FOR the nominees referred to in Item 1 (including any substitute nominee in the case of unavailability) and FOR Item 2.

  1. With respect to election as directors.                                                                 FOR  AGAINST  ABSTAIN
     Nominees: Edward vK. Cunningham, Jr., Warren Marcus,            2. With respect to the proposal to     [_]    [_]      [_]
     John Charles Van Wormer, John J. Page, David A. Swinden            amend the Company's 1995 Stock
     and Archibald A. Smith III, or any substitution nominee            Option Plan as described in the
     should any of the above become unavailable for any                 accompanying Proxy Statement.
     reason.
        FOR                         WITHHELD
        ALL     [_]             [_] FROM ALL
     NOMINEES                       NOMINEES

[_] _______________________________________________________          3. In their discretion on any other matters which may be
To withhold authority to vote for any individual nominee(s),            brought before the Annual Meeting or any adjournments or
write the name(s) on the line above.                                    postponements thereof.

                                                                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

                                                                     When signing as Attorney, Executor, Administrator, Trustee or
                                                                     Guardian, please give full title. If more than one Trustee, all should sign. All joint owners must sign. PLEASE MARK, SIGN,
                                                                     DATE, AND PROMPTLY RETURN THIS PROXY TO: EQUISERVE, P.O. BOX
                                                                     8040, BOSTON, MA 02266-8040 USING THE ENCLOSED ENVELOPE.